Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 26, 2008, relating to the financial statements and financial statement schedules of Advance Auto Parts, Inc. and subsidiaries (which report on the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of new accounting standards), and management's report on the effectiveness of internal control over financial reporting, incorporated by reference in the Annual Report on Form 10-K of Advance Auto Parts, Inc. and subsidiaries for the year ended December 29, 2007.

/s/ Deloitte & Touche LLP

Richmond, Virginia
November 18, 2008